Exhibit 10. 21
LODGENET ENTERTAINMENT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
     AGREEMENT, dated as of January 29, 2008 by and between LodgeNet Entertainment Corporation, a Delaware corporation located at 3900 West Innovation Street, Sioux Falls, South Dakota 57107 (“Corporation”), and Gary H. Ritondaro (“Executive”).
     WHEREAS, the Executive is presently employed by the Corporation in the capacity and with the title set forth on Appendix A hereto:
     WHEREAS, the Board of Directors (“Board”) has determined that it would be in the best interest of the Corporation and its shareholders to provide for the employment of Executive on the terms set forth herein in order to secure the attention and dedication of the Executive as a member of the Corporation’s management team.;
     WHEREAS, the Board has determined that entering into agreements from time to time with members of senior management in the form hereof will enhance the ability of the Corporation to attract and retain capable senior executives; and
     WHEREAS, the Executive is willing to continue serving the Corporation in accordance with the provisions of this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:
     1. Definitions. Capitalized terms used herein shall have the meanings set forth in Appendix B, which is attached hereto and incorporated herein by reference.
     2. Term of Employment. The employment of Executive by the Corporation pursuant to this Agreement shall be for a period (the “Term”) beginning on the date hereof and continuing, unless sooner terminated as provided in Section 7 herein, through December 31, 2008; provided, however, that on each December 31, commencing with December 31, 2008, such period of employment shall automatically be extended for an additional year, (in which case the Term shall be deemed to have been extended through December 31 of the next succeeding year), unless sixty (60) days prior to the expiration of the then-current Term either party hereto has given written notice to the other that such party does not wish to extend the period of employment.
     3. Duties. During the Term, Executive shall serve as in the capacities and with the title(s) set forth in Appendix A, or in such other office or offices to which he shall be elected by the Board of Directors of the Corporation (“Board”) with Executive’s approval, performing the duties of such office or offices as are assigned to Executive by the Board or committees of the Board or the Chief Executive Officer of the Corporation. During the Term, Executive shall devote his full time and attention to the business of the

Corporation and the discharge of the aforementioned duties, except for permitted vacations, absences due to illness, and reasonable time for attention to personal affairs.
     4. Work Location. During the Term, Executive shall have an office at the facility specified on Appendix A.
     5. Compensation. As compensation for the services performed hereunder, the Corporation shall pay or provide to Executive the following:
(a)	The Corporation shall pay Executive a salary (the “Base Salary”), calculated at the rate per annum set forth on Appendix A (which Base Salary may be increased by the Corporation at any time and from time to time in its discretion). The Base Salary shall be payable monthly, semi-monthly or weekly according to the Corporation’s general practice for its executives, for the Term under this Agreement.

(b)	During the Term, Executive shall be allowed to participate in such bonus and other incentive compensation programs in accordance with their terms as the Corporation may have in effect from time to time for its executive personnel, and all compensation and other entitlements earned pursuant to such programs shall be in addition to, and shall not in any way reduce, the amount payable as Base Salary.

(c)	During the Term, Executive shall be entitled to:
(i)	participate in such retirement, investment, health (medical, hospital and/or dental) insurance, life insurance, disability insurance and accident insurance plans and programs as are maintained in effect from time to time by the Corporation for its salaried employees;

(ii)	participate in other non-duplicative benefit programs which the Corporation may from time to time offer generally to executive personnel of the Corporation; and

(iii)	accrue vacation time, sick leave, or other forms of paid time off in accordance with the Corporation’s policy for executive personnel.
(d)	During the Term, the Board from time to time in its discretion may grant to Executive stock options, restricted stock and other rights related to shares of the Corporation’s common stock, and may designate the terms on which such rights vest.
     6. Effect of Disability and Certain Hazards. Executive shall not be obligated to perform the services set forth in this Agreement during any period of Disability, and relief from such obligation shall not in any way affect his rights hereunder except to the extent that such Disability may result in termination of his employment by the Corporation pursuant to Section 7 herein.
     7. Termination of Employment. The employment of Executive by the Corporation pursuant to this Agreement may be terminated on or prior to the expiration of the then current Term as follows:
(a)	Termination in the Event of Death. In the event of Executive’s death prior to the expiration of the Term, such employment shall automatically terminate on the date of Executive’s death.

(b)	Termination in the Event of Disability. The Corporation may terminate this Agreement due to Executive’s Disability prior to the expiration of the Term on not less than thirty (30) days prior written notice, unless prior to the expiration of said 30 day period, Executive shall have returned to the effective performance of Executive’s duties on a full-time basis. Any dispute as to the existence of a Disability shall be settled by the opinion of an impartial physician selected by the parties or their representatives or, in the event of failure to make a joint selection after request therefore by either party to the other, a physician selected by the Corporation, with the fees and expenses of any such physician to be borne in equal shares by the Corporation and Executive.

(c)	Termination for Cause. The Corporation, by giving written notice of termination to Executive, may terminate Executive’s employment at any time prior to the expiration of the Term for Cause, with Cause to be determined by the Board after reasonable written notice to Executive and an opportunity for Executive to be heard at a meeting of the Board and with reasonable opportunity (of not less than 30 days) in the case of willful neglect of material duties to cease such neglect. For purposes of this Section 7(c), no act or failure to act on the Executive’s part shall be considered “willful” unless done or omitted to be done by Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.

(d)	Termination Without Cause. The Corporation may terminate such employment at any time prior to the expiration of the Term without Cause upon 60 days prior written notice to Executive.

(e)	Date of Termination. Unless otherwise agreed by the Executive and Corporation or otherwise provided in this Agreement, the effective date of termination shall be determined as follows:
(i)	if this Agreement is terminated by death, the effective date of shall be the date of Executive’s death,

(ii)	if the Executive’s employment is terminated due to a Disability, the effective date of termination shall be thirty (30) days after the Notice of Termination is given (provided that the Executive shall not have returned to the effective performance of his duties on a full-time basis during such period),

(iii)	if the Executive’s employment is terminated for Cause, the effective date of termination shall be the date specified in the Notice of Termination, and

(iv)	if the Executive’s employment is terminated for any other reason, the effective date of termination shall be sixty (60) days after the Notice of Termination.
     8. Payments Upon Termination.
(a)	Except as otherwise provided in subsections (b) or (c) of this Section 8, upon termination of Executive’s employment by the Corporation, all compensation due Executive under this Agreement and under each plan or program of the Corporation in which Executive may be participating at the time shall cease to accrue as of the date of such termination (except, in the case of any such plan or program, if and to the extent otherwise provided in the terms of such plan or program), and all such compensation accrued as of the date of such termination but not previously paid shall be paid to Executive at the time such payment otherwise would be due, and in any event no later than the Last Payment Date. Unless otherwise expressly provided in the terms of the bonus plan or program of the Corporation in which the Executive is a participant at the time of his termination, if the termination of Executive’s employment is for any reason other than a termination for Cause in accordance with Section 7(c) above, then a pro rata portion of the “target” full year’s bonus shall be deemed to have accrued for the Executive under such bonus plan or program for the portion of the year ended on the date of the termination, which shall be paid to the Executive within 10 days of the date of termination and no later than the Last Payment Date.

(b)	If Executive’s employment pursuant to this Agreement is terminated by the Corporation without Cause pursuant to Section 7(d) above, or if the Corporation elects at any time not to renew or extend this Agreement at the expiration of the then current Term, and provided that subsection (c) below does not apply, then, in addition to the payments required by subsection (a) of this Section 7, (i) all stock options previously granted but still subject to vesting shall be immediately vested and shall be exercisable until the first to occur of (y) the expiration date of the applicable option or (z) two (2) years following the date of termination and (ii) all grants of restricted stock or other rights related to shares of the Corporation’s common stock shall be immediately vested (or the risk of forfeiture, as appropriate, shall terminate)

and shall be delivered to Executive at the same time and subject to the same performance conditions as if the Executive had remained employed by the Corporation. The Executive shall also receive, subject to the mitigation provisions of subsection (d) below, in a single sum payable at the time of termination, and no later than the Last Payment Date, a cash severance payment (the “Severance Payment”) from the Corporation. The amount of the Severance Payment shall be equal to the Executive’s then monthly Base Salary increased by a factor of twenty percent (20%) to account for the Executive’s loss of benefits, multiplied by the number of months in the Severance Period as set forth in Appendix A hereof. Executive shall have the right to purchase health and dental coverage under the Company’s group policies then in effect for the Severance Period. The Severance Payment is subject to required withholding. The Executive shall not be entitled to Severance Payments in any event if he is terminated for Cause as permitted by Section 7(c).
     (c) Termination Following Change in Control.
(i)	If a Change in Control of the Corporation occurs during the Term of this Agreement, or if Executive’s employment with the Corporation is terminated by the Corporation without Cause prior to but in connection with a Change in Control (meaning that at the time of such termination the Company had entered into an agreement, the consummation of which would result in a Change in Control, or any person had publicly announced its intent to take or consider actions that would constitute a Change in Control, or the Board adopts a resolution to the effect that a potential Change in Control for purposes of this Agreement has occurred), then the Executive shall be entitled to the compensation provided in Section 8(c)(ii) below upon the termination of the Executive’s employment by the Corporation or by the Executive, unless the Corporation elects to terminate this Agreement pursuant to the provisions of Section 7 (a), (b) or (c) above or because the Executive terminates this Agreement other than for Good Reason.

(ii)	If the Executive shall be terminated from employment with the Corporation following the occurrence of a Change of Control such that Executive is entitled to the compensation set forth in this Section 8(c)(ii), then the Executive shall be entitled to receive the following severance benefits in lieu of any other benefits the Executive would otherwise be entitled to pursuant to this Agreement:
(a)	Severance Payment. The Corporation shall pay as severance pay to the Executive an amount equal to the Base Salary that Executive would have received for a thirty (30) month period (the “Payment Period”) at an annualized rate equal to the higher of the rate in effect immediately prior to the Change in

Control or the rate in effect on the date of the Notice of Termination. Such cash payment shall be payable in a single sum, within 10 days following the Executive’s Date of Termination, and no later than the Last Payment Date.
(b)	Incentive Awards. The Executive shall receive a cash payment in a single sum, within 10 days following the Executive’s Date of Termination, and no later than the Last Payment Date, in the amount equal a pro rata portion of the “target” full year’s bonus for the Executive under such bonus plan or program for the portion of the year ending on the date of the termination, with a partial month counted as a completed month.

(c)	Acceleration of Equity Grants. Any non-vested stock options, restricted stock or other equity award granted to the Executive by the Corporation shall become 100% vested and all restrictions or conditions to the receipt of such securities, included but not limited to any applicable performance criteria, shall be waived, up to 100% of the “target” shares that were to have been delivered to the executive under any performance-based plan, or 100% of the total shares under a time-based vesting plan. In addition, (i) any stock options shall be exercisable until the first to occur of (y) the expiration date of the applicable option or (z) four (4) years following the date of termination and (ii) shares of restricted stock or other equity awards shall be delivered free of all restrictions within 10 days of the date of termination. If any plan pursuant to which stock options, restricted stock or other equity awards have been issued is not assumed by the successor entity, all such rights will immediately accelerate and be exercisable on the date of the Change of Control.

(d)	Insurance and Welfare Benefits. During the shorter of (i) the Payment Period or (ii) 18 months following the date of termination (the “Coverage Period”) the Executive shall be entitled to the continuation of the same or equivalent life, health, hospitalization, dental and disability insurance coverage and other employee insurance or welfare benefits that he had received (including equivalent coverage for his spouse and dependent children) immediately prior to the Change in Control. In the event that Executive is ineligible under the terms of such insurance to continue to be so covered, the Corporation shall provide the Executive with substantially equivalent coverage through other sources. If the Executive prior to a Change in Control was receiving any cash-in-lieu payments designed to enable the Executive to obtain insurance coverage of his choosing, the Corporation shall, in addition to any other benefits to be provided under this Section 8(c)(ii)(d), provide Executive with a lump-sum payment equal to the amount of such in-lieu payments that the Executive would have been entitled to receive over the Coverage Period, no later than the Last Payment Date. The benefits to be provided under this Section 8(c)(ii)(d) shall be reduced to the extent of the receipt of substantially equivalent coverage by the Executive from any successor employer.
(e)	Tax Gross-Up. If any payments received by Executive pursuant to this Agreement will be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 or Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or any successor or similar provision of the Code, the Corporation shall pay to the Executive additional compensation such that the net amount received by the Executive after deduction of any Excise Tax (and taking into account any federal, state and local income taxes payable by the Executive as a result of the receipt of such gross-up compensation), shall be equal to the total payments he would have received had no such Excise Tax (or any interest or penalties thereon) been paid or incurred. The Corporation shall pay such additional compensation no later than the Last Payment Date. The calculation of the tax gross-up payment shall be approved by the Corporation’s independent certified public accounting firm and the Executive’s designated financial adviser.
(iii)	Notice of Good Reason. If Executive believes that Executive is entitled to terminate employment with the Corporation for Good Reason, the Executive may apply in writing to the Corporation for confirmation of such entitlement prior to the Executive’s actual separation from employment, by following the claims procedure set forth in Section 14 hereof. The submission of such a request by Executive shall not constitute Cause for the Corporation to terminate an Executive, and Executive shall continue to receive all compensation and benefits otherwise payable pursuant to this Agreement at the time of such submission throughout the resolution of the matter pursuant to the procedures set forth in Section 14 hereof. If the Executive’s request for a termination of employment for Good Reason is denied under both the request and appeal procedures set forth in Section 14(b) and (c) hereof, then the parties shall use their best efforts to resolve the claim within ninety (90) days after the claim is submitted to binding arbitration pursuant to Section 14(d).

(iv)	All rights of the Employee pursuant to this Section 8(c) shall terminate on the second anniversary following the occurrence of a Change in Control.
(d)	No Mitigation. The Executive shall not be required to mitigate the amount of any payments provided for by this Agreement by seeking employment or otherwise, nor shall the amount of any cash payments or benefit provided under this Agreement be reduced by any compensation or benefit earned by the Executive after his Date of Termination (except as provided in Section 8(c)(ii)(d) above).

(e)	Additional Requirement for Severance Compensation. The amounts payable pursuant to this Section 8 shall be paid only upon an Executive’s execution and delivery to the Corporation of an agreement and general release, in such form as is acceptable to the Corporation, in its sole discretion, under which, among other things, the Executive shall release and discharge the Corporation and related persons from all claims and liabilities relating to the Executive’s employment with the Corporation and/or the termination of the Executive’s employment, including without limitation, claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, where applicable. Subject to Section 21 hereof, payment of the amounts payable pursuant to this Section 8 will be paid only after the Release Effective Date and expiration of all periods of permitted rescission under federal or state law for such releases.
     9. Confidential Information. Executive shall not at any time during the period of employment and thereafter disclose to others or use any trade secrets or any other confidential information belonging to the Corporation or any of its subsidiaries, including, without limitation, drawings, plans, programs, specifications, code, algorithms, methods, techniques, systems, processes, designs and diagrams and non-public information relating to (i) customers of the Corporation or its subsidiaries, (ii) the Corporation’s business plans and budgets, and (iii) the Corporation’s financial information, including projections, plans and budgets, except as may be required to perform his duties hereunder. The provisions of this Section 9 shall survive the termination of Executive’s employment with the Corporation, provided that after the termination of Executive’s employment with the Corporation, the restrictions contained in this Section 9 shall not apply to any such trade secret or confidential information which becomes generally known in the trade from a source other than Executive.
     10. Patents, Etc. The Corporation shall be entitled to any and all ideas, know-how and inventions, whether patentable or not, which Executive shall conceive, make or develop during the Executive’s period of employment with the Corporation, which relates to the business of the Corporation or any of it’s subsidiaries. Executive shall, from time to time, at the request of the Corporation, execute and deliver such instruments or documents, and shall perform or do such acts or things, as reasonably may be requested in order that the Corporation may have the benefit of such ideas, know-how and inventions and, in particular, so that patent applications may be prepared and filed in the United States Patent Office, or in appropriate places in foreign countries, covering any of the patentable ideas or inventions covered by this Agreement as aforesaid, including appropriate assignments vesting in the Corporation or any of its subsidiaries (or any successor to the Corporation or any of its subsidiaries) full title to any and all such ideas, inventions and applications. Further, Executive will cooperate and assist the Corporation in the prosecution of any such applications in order that patents may issue thereon.
     11. Non-Competition.
(a)	If Executive receives severance compensation pursuant to Section 8 above, or if Executive is terminated for Cause, Executive agrees that Executive will not, without the prior written consent of the Corporation, directly or indirectly, during the six (6) month period following the Date of Termination, engage in any business or employment or provide any consulting service to any person or organization, or to a division or operating unit of any organization which is involved principally in the provision of video or broadband services to lodging or healthcare facilities in the United States (a “Competing Business”); provided, however, that the parties acknowledge and agree that an entity involved in the cable, satellite or other pay television business generally shall not be deemed to be a Competing Business if (i) the provision of video or broadband services to lodging or healthcare facilities comprises less than twenty (20%) percent of the revenues of such business and (ii) Executive’s principal duties do not involve operation or oversight of that portion of the enterprise involved in the provision of video or broadband services to lodging or healthcare facilities). In the event that Executive violates the provisions of this subparagraph (a), the Corporation shall have the right, in addition to such other remedies as the Corporation may have available to it, to recover that portion of the amounts payable to Executive pursuant to the provisions of Sections 8(b) or 8(c)(ii) of this Agreement which relate to the period of time Executive is found to have been in violation of the terms of this subparagraph.

(b)	During the Term, Executive shall not enter into endeavors that are competitive with the business or operations of the Corporation and shall not own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, director, partner, stockholder, member, venturer, advisor, consultant or otherwise (except for passive investments of not more than a one percent interest in the securities of a publicly held corporation regularly traded on a national securities exchange or in an over-the-counter securities market) any Competing Business.
     12. Successors.
(a)	The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform the obligations of the Corporation under this Agreement in the same manner and to the same extent that the Corporation would be required to perform this Agreement if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as he would be entitled to receive hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Corporation” shall mean the Corporation as hereinbefore defined and any successor to its business and/or assets as aforesaid, which successor executes and delivers the agreement provided for in this Section 12(a) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.
(b)	This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die after his termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     13. Notices. Any notice required or permitted by this Agreement shall be in writing, sent by registered or certified mail, return receipt requested, or by recognized courier service (regularly providing proof of delivery), addressed to the Board and the Corporation at the Corporation’s then principal office, or to the Executive at the address set forth under the Executive’s signature below, as the case may be, or to such other address or addresses as any party hereto may from time to time specify in writing for the purpose in a notice given to the other parties in compliance with this Section 13. Notices shall be deemed given when received.
     14. Administrator and Claims Procedure.
(a)	In the event the Executive believes he/she has been wrongfully denied the payment of benefits, the Executive shall follow the procedures set forth in this Section 14. If the Executive is claiming benefits as a result of a termination of employment pursuant to Section 7(c), the Executive shall disregard subsections (b) and (c) hereof and shall proceed directly to arbitration pursuant to subsection (d) hereof. The Administrator for purposes of this Agreement shall be the Corporation. The Corporation shall have the right to designate one or more Corporation employees as the Administrator at any time. The Corporation shall give the Executive written notice of any change in the Administrator, or in the address or telephone number of the same.

(b)	The Executive, or other person claiming through the Executive, must file a written claim for benefits with the Administrator as a prerequisite to the payment of benefits under this Agreement. The Administrator shall make all determinations as to the right of any person to receive benefits under subsections (b) and (c) of this Section 14. Any denial by the Administrator of a claim for benefits by the Executive, his heirs or personal representative (“the claimant”) shall be stated in writing by the Administrator and delivered or mailed to the claimant within 30 days after receipt of the claim, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial 30-day period. In no event shall such extension exceed a period of 30 days from the end of the initial period. Any notice of denial shall set forth the specific reasons for the denial, specific reference to pertinent provisions of this Agreement upon which the denial is based, a description of any additional material or information necessary for the claimant to perfect his claim, with an explanation of why such material or information is necessary, and any explanation of claim review procedures, written to the best of the Administrator’s ability in a manner that may be understood without legal or actuarial counsel.

(c)	A claimant whose claim for benefits has been wholly or partially denied by the Administrator may request, within 30 days following the date of such denial, in a writing addressed to the Administrator, a review of such denial. The claimant shall be entitled to submit such issues or comments in writing or otherwise as he shall consider relevant to a determination of his claim, and he may include a request for a hearing in person before the Administrator. Prior to submitting his request, the claimant shall be entitled to review such documents as the Administrator shall agree are pertinent to his claim. The claimant may, at all stages of review, be represented by counsel, legal or otherwise, of his choice, provided that the fees and expenses of such counsel shall be borne by the claimant, unless the claimant is successful, in which case, such costs shall be borne by the Corporation. All requests for review shall be promptly resolved. The Administrator’s decision with respect to any such review shall be set forth in writing and shall be mailed to the claimant not later than 30 days following receipt by the Administrator of the claimant’s request unless special circumstances, such as the need to hold a hearing, require an extension of time for processing, in which case the Administrator’s decision shall be so mailed not later than 60 days after receipt of such request.

(d)	A claimant who has followed the procedure in subsections (b) and (c) of this section, or who has been terminated pursuant to Section 7(c) after having been given the opportunity to be heard by the Board, and who has not obtained full relief on his claim for benefits, may, within 60 days following his receipt of the Administrator’s written decision on review, or the Board’s decision, as the case may be, apply in writing to the Administrator for expedited and binding arbitration of his claim before an arbitrator in Minnehaha County, South Dakota, in accordance with the commercial arbitration rules of the American Arbitration Association, as then in effect, or pursuant to such other form of alternative dispute resolution as the parties may agree (collectively, the “arbitration”). The Corporation shall advance filing fees and other costs required to initiate the arbitration, as well as up to $2,500 for Executive’s initial attorney fees (which fees and costs shall not be recoverable by the Corporation). The arbitrator’s sole authority shall be to interpret and apply the provisions of this Agreement; he shall not change, add to, or subtract from, any of its provisions. The arbitrator shall have the authority to award compensatory damages, but shall not have the authority to award punitive, consequential or exemplary damages. The arbitrator shall have the power to compel attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. The arbitrator shall be appointed by mutual agreement of the Corporation and the claimant pursuant to the applicable commercial arbitration rules. The arbitrator shall be a professional person with a reputation in the community for expertise in employee benefit matters and who is unrelated to the claimant and any employees of the Corporation. All decisions of the arbitrator shall be final and binding on the claimant and the Corporation.
     15. Legal Fees and Expense. The Corporation shall pay Executive’s out-of-pocket expenses, including attorneys’ fees, but not to exceed a total of $15,000 for any proceeding or group of related proceedings to enforce, construe or determine the validity of the provisions for termination benefits in accordance with this Agreement, provided, however, that if any arbitration or litigation results in a finding in favor of Executive contrary to the position of the Corporation, then Executive will be reimbursed for all reasonable legal and related costs regardless of the limitation set forth above; and further provided that in no event will Executive be held liable for the legal and related costs of the Corporation in an event of a finding in favor of the Corporation. Amounts, if any, paid to the Executive pursuant to this Section 15 shall be in addition to all other amounts due to executive pursuant to this Agreement.
     16. Non-Alienation of Benefits. Except in so far as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by the Corporation.
     17. Miscellaneous.
(a)	This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes any prior written or oral agreements or understandings relating to the subject matter hereof. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law. Subject to the provisions of Section 8(c)(ii)(e), the compensation provided to the Executive pursuant to this Agreement shall be subject to any withholdings and deductions required by any applicable tax laws. Any amounts payable to the Executive hereunder after the death of the Executive shall be paid to the Executive’s estate or legal representative. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof. For purposes hereof, the masculine gender shall be deemed to include the feminine gender, as appropriate. This Agreement may be executed in one or more counterparts and each counterpart shall be deemed an original but all counterparts together shall constitute one instrument.
(b)	This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Corporation, including any party with which the Corporation may merge or consolidate or to which it may transfer substantially all of its assets.

(c)	The rights and obligations of Executive under this Agreement are expressly declared and agreed to be personal, nonassignable and nontransferable during his life, but upon his death this Agreement shall inure to the benefit of his heirs, legatees and legal representatives of his estate, but only to the extent of any remaining financial obligations of the Corporation.

(d)	The waiver by either party hereto of its rights with respect to a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any rights with respect to any subsequent breach.

(e)	No modification, amendment, addition, alteration or waiver of any of the terms, covenants or conditions hereof shall be effective unless made in writing and duly executed by the Corporation and Executive.

(f)	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute but one and the same agreement.

(g)	If any provision of this Agreement is determined to be invalid or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed omitted and it shall not affect the validity or enforceability of any other provision.

(h)	Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed given when sent by registered or certified mail, postage prepaid, addressed as follows:

If to Executive:	to the address set forth on Appendix B hereto

If to the Corporation:	LodgeNet Entertainment Corporation 3900 West Innovation Street Sioux Falls, SD 57107 Attn: President
or mailed to such other person and/or address as the party to be notified may hereafter have designated by notice given to the other party in a similar manner.
     18. Prior Agreements Superseded. This Agreement supersedes all prior agreements, if any, between the parties hereto with respect to the subject matter hereof including any prior employment agreements, severance agreements, and change-in-control agreements. In addition, the provisions related to acceleration of options, time to exercise options, termination of risk of forfeiture of restricted stock, and the like, as well as the definitions of “Cause,” “Good Reason” and “Change in Control” contained herein supersede and replace any conflicting provisions in any option grant agreement or any restricted stock agreement between the Executive and the Corporation (in any such case, an “Equity Agreement”) and the Executive, by executing this Agreement, hereby agrees that all his or her existing Equity Agreements, and all Equity Agreements to which he or she may become subject or party to during the Term, are and shall be hereby amended to supersede and replace such provisions.
     19. Survival of Certain Provisions. The provisions of sections 9, 10 and 11(a) of this Agreement shall survive the termination of this Agreement, provided that any claims pursuant to such sections must be brought within one year of the date of the termination of this agreement.
     20. Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of South Dakota. The parties agree that any suit or proceeding arising out of this Agreement shall be brought and maintained exclusively in the federal or state courts located in such state, and each of the parties hereby irrevocably submits to the exclusive jurisdiction and venue of such courts.
     21. Compliance with Section 409A of the Code. The provisions of this Agreement regarding amounts that are determined to be subject to Section 409A of the

Internal Revenue Code of 1986, as amended (the “Code”) shall be interpreted and administered in accordance with Section 409A of the code and the regulations and guidance issued thereunder. Notwithstanding anything to the contrary contained herein, no payment of an amount subject to Section 409A of the Code on account of the Executive’s “separation from service” (as defined in Section 409A of the Code, including the regulations and guidance issued thereunder) shall be made to the Executive if the Executive is determined to be a “specified employee” within the meaning of Section 409A of the Code at the time of the Executive’s separation from service. Any such amounts to which the Executive would otherwise be entitled under this Agreement during the first six months following a separation from service shall be accumulated and paid on the first day of the seventh month following the Executive’s separation from service.
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

EXECUTIVE:		LODGENET ENTERTAINMENT CORPORATION:

/s/	Gary H. Ritondaro	By:	/s/ Scott C. Petersen

		Title:	President — CEO

Address:	5600 S Deer Park Drive
Sioux Falls SD 57108

Appendix A

Employee Name:	Gary H. Ritondaro

Employee Address:	5600 S Deer Park Drive, Sioux Falls SD 57108

Position/Title:	Senior Vice President, Chief Financial Officer

Work Location	3900 West Innovation Street, Sioux Falls, SD

Base Salary:	$370,800.00 per annum

Benefits Stipend:	$27,000 per annum, payable monthly

Bonus Parameters:	Percentage of Base Salary at Target: 45%

Severance Period:	24 months from date of termination

Appendix B
DEFINITIONS
For the purpose of this Agreement, the following terms have the meanings indicated:
“Cause” means one or more of the following:
(a) acts committed during the Term of this Agreement resulting in a felony conviction under any federal or state statute;
(b) willfully engaging in dishonest or fraudulent action or omission resulting or intended to result in any demonstrable and material financial or economic harm to the Corporation, or which materially damages the Corporation’s reputation; or
(c) willful breach of this Agreement, willful neglect of the material duties of the Executive under this Agreement, gross and willful misconduct, or willful and material violation of (x) the Corporation’s Code of Business Conduct and Ethics or (y) the Corporation’s Employee Handbook (as amended from time to time) which results in or is reasonably likely to result in any demonstrable and material financial or economic harm to the Corporation or material damage to the Corporation’s reputation.
“Change in Control” means the occurrence of any of the following:
(a)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in effect on the date hereof) or group of persons acting in concert, other than the Corporation or any subsidiary thereof or any employee benefit plan of the Corporation or any subsidiary thereof, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 of the Exchange Act except that a person shall also be deemed the beneficial owner of all securities which such person may have a right to acquire, whether or not such right is presently exercisable), directly or indirectly, of securities of the Corporation representing thirty percent (30%) or more of the combined voting power of the Corporation’s then outstanding securities ordinarily having the right to vote in the election of directors (“voting stock”); or

(b)	during any period subsequent to the date of this Agreement, a majority of the members of the Board shall not for any reason be the individuals who at the beginning of such period constitute the Board or those persons who are nominated as new directors by a majority of the current directors or their successors who have been so nominated; or
(c)	there shall be consummated any merger, consolidation (including a series of mergers or consolidations), or any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation (meaning assets representing thirty percent (30%) or more of the net tangible assets of the Corporation or generating thirty percent (30%) or more of the Corporation’s operating cash flow), or any other similar business combination or transaction, but excluding any business combination or transaction which: (i) would result in the voting stock of the Corporation immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than 70% of the combined voting power of the voting stock of the Corporation (or such surviving entity) outstanding immediately after giving effect to such business combination or transaction; or (ii) would be effected to implement a recapitalization (or similar transaction) of the Corporation in which no “person” (as defined in subsection 3(a) hereof) or group of persons acting in concert becomes the beneficial owner (as defined in subsection 3(a) hereof) of thirty percent (30%) or more of the combined voting power of the then outstanding voting stock of the Corporation; or

(d)	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation; or

(e)	the occurrence of any other event that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A of the Exchange Act in effect on the date hereof.
“Disability” means any physical or mental condition which prevents the effective performance on a full time basis by Executive of the duties set forth in this Agreement or otherwise assigned to Executive as contemplated by this Agreement for a period of more than 180 days.
“Good Reason” means any of the following which occur following a Change of Control:
(a)	the assignment to the Executive of any duties materially inconsistent with the Executive’s positions, duties, responsibilities and status with the Corporation immediately prior to a Change in Control, or a significant adverse alteration in the nature of the Executive’s reporting responsibilities, titles, or offices as in effect immediately prior to a Change in Control, or any removal of the Executive from, or any failure to reelect the Executive to, any such positions, except in connection with a termination of the employment of the Executive for Cause, Permanent Disability, or as a result of the Executive’s death or by the Executive other than for Good Reason;
(b)	a material reduction by the Corporation in the Executive’s base salary in effect immediately prior to a Change in Control;

(c)	any material breach by the Corporation of any provision of this Agreement;

(d)	following a Change in Control, the Executive is excluded (without substitution of a substantially equivalent plan) from participation in any benefit, incentive, stock option, health, dental, insurance or pension plan generally made available to persons at Executive’s level of responsibility in the Corporation;

(e)	without the Executive’s express written consent, the requirement by the Corporation that the Executive’s principal place of employment be relocated more than fifty (50) miles from his place of employment prior to the Change in Control, or travel on the Corporation’s business to an extent materially greater than the Executive’s customary business travel obligations;

(f)	the Corporation’s failure to obtain a satisfactory agreement from any successor to assume and agree to perform the Corporation’s obligations under this Agreement, as contemplated in Section 7(a) hereof.
     “Last Payment Date” means the date that is two and one-half months after the close of the taxable year in which the Executive incurs a separation from service.

GENERAL RELEASE OF ALL CLAIMS
     This General Release of All Claims (“Agreement”) is entered into by and between the undersigned,                      (“Employee”) LODGENET ENTERTAINMENT CORPORATION (the “Company”). Employee and the Company are collectively referred to as “Parties.”
     In exchange for the payments made pursuant to the severance provisions of the Employment Agreement between Employee and the Company, Employee hereby acknowledges full and complete satisfaction and hereby releases and forever discharges the Company and each of its affiliates, subsidiaries, agents, directors, officers, shareholders, employees, attorneys, successors, and assigns, from any and all claims arising from or connected with Employee’s employment by, or separation from the Company, including but not limited to, any actions brought in tort or for breach of contract, or claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Older Worker Benefits Protection Act (“OWBPA”), the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, and any other federal or state statute, law or regulation relating to employment.
     In order to conform this release agreement with the rights provided by the Older Workers Benefit Protection Act of 1990, Employee is aware of the following with respect to release of any claims under the ADEA:
(1)	the right to consult with an attorney before signing this Release.

(2)	Forty-five (45) days, in which to consider this Release and any ADEA claim; and

(3)	Seven (7) days after signing this Release to revoke this release to any ADEA claim.
This Agreement shall not be effective until the expiration of seven (7) days following its execution by Employee. In addition, Employee acknowledges that the Company has provided Employee with a list of all employees eligible for and offered benefits under the ETA Plan, with their ages and job titles in compliance with the OWBPA. Employee acknowledges that the names could change as the Plan is implemented and that a current list will be available upon request at the Human Resource office of the Company.
     Employee agrees not to use any confidential information or trade secrets acquired during employment with the Company for any other business or employment without the prior written consent of the Company. Employee hereby assigns to the Company all rights to any invention(s) developed or will develop relating at the time of conception or reduction to practice to the Company’s business, or resulting from work performed for the Company.

     Employee further agrees that this Agreement, the terms and conditions of this Agreement, and any and all actions by the Parties in accordance therewith, are strictly confidential and Employee agrees not to disclose, discuss or reveal said information to any other persons, entities or organizations, except that Employee may disclose this information to immediate family members, counsel, personal tax advisor, or as may be required by applicable law. However, a violation of this confidentiality agreement by any third party referenced-above will constitute a breach of this Agreement.
     The Parties hereby agree to submit any and all disputes regarding any aspect of this Agreement or any act that allegedly has or would violate any provision of this Agreement, to final and binding and confidential arbitration by a single neutral arbitrator as the exclusive remedy for such claim or dispute. Subject to the terms of this paragraph, the arbitration proceedings shall be conducted and administered by the American Arbitration Association (“AAA”) under its National Rules for the Resolution of Employment Disputes then in effect. The arbitrator shall be experienced in labor and employment matters and shall be appointed by agreement of the Parties hereto or, if no agreement can be reached, pursuant to the AAA Rules. In addition, should any party to this Agreement hereafter institute any legal action or administrative proceeding against the other with respect to any claim waived by this Agreement or pursue any arbitrable dispute by any method other than said arbitration, the prevailing party shall be entitled to recover from the other party all damages, costs, expenses, and attorney’s fees incurred as a result of such action.
     This Agreement represents and contains the entire agreement between Employee and the Company relating to the matters described herein, and supersedes all prior discussions and agreements, whether oral or written.
     Employee affirms and represents that he is entering into this Agreement freely and voluntarily, and that Employee is acting under no other inducement, or under any coercion, threat or duress. Employee acknowledges that the contents of this document have been explained to Employee and Employee understands the meaning and legal effect of this Agreement.

Dated:

Employee Signature

Dated:	By: